Exhibit 10.5

Confidential

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of May 15, 2018, by and among NANTCELL, INC., a Delaware corporation (“Parent”), RECEPTOME ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (or other wholly-owned subsidiary of Parent formed to effect the Merger, “Merger Sub”), RECEPTOME, INC., a Delaware corporation (the “Company”), and RICHARD S. KORNBLUTH, MD, PhD (the “Selling Stockholder”).

RECITALS

A.    The Selling Stockholder is the sole record and beneficial owner of exactly fifty percent (50.0%) of the outstanding shares of Company Common Stock, consisting of 5,000 shares of Company Common Stock (the “Option Shares”), and Parent is the sole record and beneficial owner of the remaining outstanding shares of Company Common Stock (the “Parent Shares”).

B.    Parent and the Selling Stockholder are parties to that certain Option Agreement, dated as of October 4, 2016 (the “Option Agreement”) whereby Parent granted the Selling Stockholder the option to sell the Option Shares to Parent, and if such option was not exercised, the Selling Stockholder granted Parent the option to purchase the Option Shares from the Selling Stockholder, all on the terms and conditions set forth in the Option Agreement.

C.    The Selling Stockholder or Parent has exercised the applicable option under the Option Agreement, and the parties are entering into this Agreement to consummate the purchase and sale of the Option Shares by Parent, all as contemplated by the Option Agreement and as more specifically provided herein.

D.    The parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

E.    The Company Board has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

F.    Concurrently with the execution and delivery of this Agreement by the parties hereto, each of Parent and the Selling Stockholder has executed and delivered a written consent authorizing and approving the Merger and the Merger Agreement.

G.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Merger as specified herein.

H.    Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Option Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.    Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Appraised Value” shall mean (i) the value of a share of Parent Capital Stock on which Parent and the Selling Stockholder mutually agree, or (ii) if the Selling Stockholder and Parent do not agree upon a value per share, the Appraised Value shall mean the cash price per share of Parent Capital Stock which a willing buyer (under no compulsion to buy) would pay and which a willing seller (under no compulsion to sell) would accept for such share, taking into account all of the assets and liabilities of Parent as of such date, the effect of any transfer restrictions or other preferential rights on the value of such shares, and the value of Parent as a going concern. The Appraised Value shall be determined by appraisal as follows: Within thirty (30) days after the Selling Stockholder notifies Parent (as provided herein) that it wants a determination of the Appraised Value, Parent and the Selling Stockholder shall mutually agree upon a Qualified Person to act as the appraiser for the purpose of determining the Appraised Value. If Parent and the Selling Stockholder cannot so agree, each shall identify a Qualified Person and those two Qualified Persons shall select a third Qualified Person which shall serve as the Qualified Person for purposes of determining Appraised Value. A “Qualified Person” shall mean an investment banking firm or valuation firm who is an expert and actively engaged in providing valuations of businesses in Parent’s industry, and which has not previously been engaged by or in the employ of Parent or the Selling Stockholder, or any Affiliate of Parent or the Selling Stockholder. The Qualified Person so designated or selected shall certify to Parent and the Selling Stockholder within thirty (30) days thereafter the Appraised Value (i.e., the per share value of the Parent Capital Stock at issue). Subject to reasonable restrictions imposed by Parent in order to protect the confidentiality of Parent’s business, including, without limitation, compliance with confidentiality agreements to which Parent is a party, the appraisers shall have access to the relevant books and records of Parent and shall have the right to examine Parent’s accounts, securities, assets and equipment. The expense of the Qualified Person shall be borne equally by Parent and the Selling Stockholder. The determination of the Appraised Value by the Qualified Person shall be final and binding on Parent and the Selling Stockholder.

“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock of the Company, $0.001 par value per share.

“Contingent Shares” shall mean shares of Parent Capital Stock delivered as part of the Contingent Merger Consideration.

“Dosage Milestone” shall be deemed to be achieved upon the first dosing of the first human patient with a Product in any Phase II Clinical Trial.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDA Milestone” shall be deemed to be achieved upon Marketing Approval for a Product in the United States or any other country or regulatory jurisdiction.

“FMV” means, as of any applicable date with respect to one (1) share of Parent Capital Stock:

(a)

if the Parent Capital Stock is then traded on a securities exchange, the average of the closing prices of such Parent Capital Stock on such exchange over the ten (10) trading day period (or portion thereof) ending three (3) days prior to the applicable Milestone Date;

(b)

if the Parent Capital Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of such Parent Capital Stock over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the applicable Milestone Date; or

(c)

if the Parent Capital Stock is not then traded on a securities exchange or regularly traded over-the-counter, the per share valuation from Parent’s most recently completed Third-Party Equity Financing nearest, as applicable, to the exercise of the Call Option or the applicable Milestone Date. Notwithstanding the foregoing, if a Parent Material Adverse Event shall have occurred between the date of the most recently completed Third-Party Equity Financing and, as applicable, the exercise of the Call Option or the applicable Milestone Date, then the Selling Stockholder may, by written notice delivered to Parent promptly following the exercise of the Call Option or within 15 days following the applicable Milestone Date, require that FMV instead be the Appraised Value. If the Selling Stockholder has made such demand and this Agreement is being entered into upon the exercise of the Call Option, (i) the Upfront Shares will be issued based on the FMV, (ii) such demand shall not delay the effectiveness of the Merger, and (iii) within 15 days following the determination of the Appraised Value, if the Appraised Value is greater than the FMV, Parent shall cancel certain Upfront Shares to make up for the excess, or if the Appraised Value is less than the FMV, Parent shall issue additional shares of Parent Capital Stock to make up for the deficiency. If the Selling Stockholder has made a demand requiring that the FMV instead be the Appraised Value on a Milestone Date, the applicable Contingent Shares will be delivered by Parent within fifteen (15) days following the determination of the Appraised Value.

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

“Law” mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss” or “Losses” means any and all claims, losses, royalties, liabilities, damages, deficiencies, reduction in net operating losses, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense incurred or suffered by any Indemnified Parties directly or indirectly as a result of, with respect to, relating to or in connection with an event, circumstance or state of facts. Losses shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities. Losses shall not include (a) mental or emotional distress, (b) exemplary, incidental, speculative, special or similar damages and (c) punitive damages, diminution in value or damages based on a multiple of earnings or another financial metric, unless, in the case of clause (a), (b) or (c), such damages are actually awarded to a third party.

“Marketing Approval” means, with respect to a particular country or regulatory jurisdiction, the registrations, licenses, authorizations and/or approvals (including pricing approvals) of the applicable Regulatory Authority in such country or regulatory jurisdiction that are necessary to commercialize the Product in such country or regulatory jurisdiction (including, if applicable, importing the Product into or exporting the Product from such country or regulatory jurisdiction).

“Milestone” means any of the Dosage Milestone, the NDA Milestone or the FDA Milestone.

“Milestone Date” means as to any Milestone, the date on which such Milestone was first achieved.

“NDA” means a New Drug Application filed with the FDA or any other Regulatory Authority in the form required for seeking Marketing Approval for a Product in the United States or such other country or regulatory jurisdiction.

“NDA Milestone” shall be deemed to be achieved upon submission by Parent, its Affiliate, any direct or indirect sublicensee, successor or assignee of Parent or its Affiliate, or any Affiliate of any such sublicensee, successor or assignee, of an NDA with respect to a Product.

“Parent Capital Stock” means identical shares of the same class (and, as applicable, series) of equity capital stock issued in Parent’s most recently completed Third-Party Equity

Financing nearest to (i) the date of the Option Agreement in the instance of the Upfront Shares if this Agreement is being entered into upon exercise of the Put Option, (ii) the date of the exercise of the Call Option in the instance of the Upfront Shares if this Agreement is being entered into upon exercise of the Call Option and (iii) the applicable Milestone Date in the instance of Contingent Shares; provided, however, that (A) if Parent’s capital structure is changed after such date or financing by reason of a recapitalization, reorganization, merger, consolidation, split, combination or other similar transaction and in connection therewith the Parent Capital Stock is converted into or exchanged for capital stock in Parent or another Person, Parent Capital Stock shall mean the Parent Capital Stock as adjusted, converted or exchanged in the same manner as all other Parent Capital Stock is adjusted, converted or exchanged in such event or transaction, or, as applicable, the shares of capital stock into which the Parent Capital Stock has been converted or exchanged in the same manner as all other Parent Capital Stock is converted or exchanged, and (B) if any dividend or distribution shall have occurred after such date or financing, Parent Capital Stock shall mean the Parent Capital Stock as well as either (x) the dividend or distribution payable thereon as though such Parent Capital Stock were outstanding and fully participatory in such dividend or distribution or, (y) at the request of Parent or Selling Stockholder, additional shares of Parent Capital Stock representing the value (determined using the process set forth in the definition of Appraised Value) of any such dividend or distribution.

“Parent Material Adverse Event” means an occurrence or event which has had a material adverse effect on Parent considering in the aggregate the business, assets (including intangible assets), liabilities, prospects, financial condition, property and results of operations of Parent; provided that such term shall not include any changes in any of the following to the extent that they do not have a disproportionate adverse effect on Parent: (a) events, circumstances, changes or effects that generally affect the industry in which Parent operates, other than as may materially disproportionately impact the businesses of Parent; (b) general economic conditions or events, circumstances, changes or effects affecting the economy generally, other than as may materially disproportionately impact the businesses of Parent; or (c) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, weather phenomenon or acts of God.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Phase II Clinical Trial” means any human clinical trial of a Product designed to fulfill the purposes set forth in 21 CFR §312.21(b) (or any corresponding foreign regulation), including to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying an appropriate patient population for a Phase III Clinical Trial for a particular indication or indications.

“Phase III Clinical Trial” means any human clinical trial of a Product designed to fulfill the purposes set forth in 21 CFR §312.21(c) (or any corresponding foreign regulation), including to: (a) establish that the Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and/or (c) support regulatory approval of the Product.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

“Product” means (i) a “Product” as defined in the Exclusive License Agreement between Company and the University of Miami (“University”) effective as of May 27, 2016 relating to University invention disclosure UMJ-182, as amended, (ii) a “Product” as defined in the Exclusive License Agreement between Company and the University effective as of December 23, 2016 relating to University invention disclosure UML-167, as amended, or (iii) a product with respect to which royalties or milestones are payable under a license agreement to be entered into pursuant to that certain letter agreement dated as of February 21, 2014 (as it may be amended or extended) by and between the Company and the University of California, San Diego relating to Case: SD06-025 Self-Adjuvanting Viral, Bacterial, Parasitic, and Tumor Vaccines, as amended.

“Regulatory Authority” means any Governmental Entity or other authority responsible for granting Marketing Approvals for any Product.

“Stockholders” mean the holders of shares of Company Common Stock as of the date hereof, or, as the context requires, immediately prior to the Effective Time.

“Tax” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Third-Party Equity Financing” means an arms-length third-party equity financing which is conducted for bona fide corporate purposes and in which the price paid per share of capital stock reflects solely the consideration for such shares and not express or implied payment for other rights (including development, commercialization, collaborative, licensing or strategic rights).

ARTICLE II

MERGER

2.1.    The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease and (b) the Company shall be the Surviving Corporation in the Merger (the “Surviving Corporation”).

2.2.    Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent, 9920 Jefferson Boulevard, Culver City, California 90232, on the date hereof, or if later, on the date which is no later than two Business Days after the day on which the last of the conditions set forth in Article VI (other than those that can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) is fulfilled or waived, or at such other time and place as Parent and the Selling Stockholder shall agree in writing. The date upon which the Closing occurs is herein referred to as the “Closing

Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being referred to herein as the “Effective Time”).

2.3.    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

2.4.    Certificate of Incorporation of Surviving Corporation. From and after the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that Section 1 of the certificate of incorporation of the Surviving Corporation, instead of reading the same as Section 1 of the certificate of incorporation of Merger Sub, shall read as follows: “The name of this corporation is “Receptome, Inc.”

2.5.    Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

2.6.    Board; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.7.    Merger Consideration; Contingent Merger Consideration.

(a)    Aggregate Merger Consideration. The aggregate consideration to be paid by Parent and Merger Sub in the Merger (the “Merger Consideration”) to the Selling Stockholder shall be as follows:

(i)    That number of whole shares of Parent Capital Stock (rounded to nearest whole share) equal to Five Million Dollars ($5,000,000) (the “Upfront Payment”) divided by (A) $10.00, if this Agreement is being entered into upon exercise of the Put Option (provided that, if a Parent Material Adverse Event shall have occurred between the date of the Option Agreement and the exercise of the Put Option, then the Selling Stockholder may, by written notice delivered to Parent promptly following the exercise of the Put Option, require that the price identified in this clause (A) instead be the Appraised Value, in which event (x) the Upfront Shares will be issued based on the FMV, (y) such demand shall not delay the effectiveness of the Merger, and (y) within 15 days following the determination of the Appraised Value, if the Appraised Value is greater than the FMV, Parent shall cancel certain Upfront Shares to make up for the excess, or if the Appraised Value is less than the FMV, Parent shall issue additional shares of Parent Capital Stock to make up for the deficiency, or (B) FMV, if this Agreement is being entered into upon exercise of the Call Option (such value, determined pursuant to subclause (A) and (B) above, the “Applicable Value Per Share”)). Such shares are to be issued and delivered to the Selling Stockholder at the Closing and are referred to herein as the “Upfront Shares;” plus

(ii)    Additional contingent consideration (the “Contingent Merger Consideration”) payable as set forth in Section 2.7(b) below.

(b)    Contingent Merger Consideration.

(i)    The Contingent Merger Consideration shall be calculated and payable as follows, subject to the set-off rights of Parent and the Surviving Corporation provided herein (it being understood that each of the payments contemplated by clauses (A)-(C) below shall be payable only once):

(A)    Dosage Milestone. Upon achievement of the Dosage Milestone: One Million Dollars ($1,000,000) (“Dosage Milestone Payment”), all of which shall be payable in Contingent Shares; plus

(B)    NDA Milestone. Upon achievement of the NDA Milestone: One Million Dollars ($1,000,000) (“NDA Milestone Payment”), all of which shall be payable in Contingent Shares; plus

(C)    FDA Milestone. Upon achievement of the FDA Milestone: Two Million Dollars ($2,000,000) (“FDA Milestone Payment”), all of which shall be payable in Contingent Shares.

(ii)    On or prior to the thirtieth (30th) day following the achievement of each Milestone, Parent shall deliver to the Selling Stockholder Contingent Shares in payment of the Dosage Milestone Payment, the NDA Milestone Payment or the FDA Milestone Payment, as applicable. The number of Contingent Shares payable in connection with each Milestone shall be that number of shares of Parent Capital Stock equal to the quotient of (A) the amount of the applicable Milestone payment, divided by (B) FMV.

(iii)    Parent shall at all times maintain a sufficient reserve of authorized but unissued shares of Parent Capital Stock necessary to deliver to the Selling Stockholder the Upfront Shares and the Contingent Shares in full as provided herein.

(c)    Unilateral Right of Set-Off. Subject to the express limitations set forth in Article VII hereof, the obligation of Parent and the Surviving Corporation to make any payment of Contingent Merger Consideration to the Selling Stockholder shall be qualified by the right of Parent and the Surviving Corporation, acting in good faith, to reduce the amount of any such payment by the amount of any Selling Stockholder Indemnified Losses.

(d)    Limited Assignability. The right of the Selling Stockholder to receive Contingent Merger Consideration pursuant to this Article II may be assigned only (i) to the Selling Stockholder’s spouse, domestic partner, parents or parents-in-law, siblings or sibling’s in-law, or the Selling Stockholder’s or his spouse or domestic partner’s ancestors, lineal descendants or descendants by virtue of adoption, or (ii) to a trust for the benefit of the Selling Stockholder or any person named in the preceding clause (i); provided, however, that the right of the Selling

Stockholder to receive Contingent Merger Consideration pursuant to this Article II may be assigned to no more than three (3) persons or entities, and in no event shall Parent be required to recognize any such assignment for any purpose hereunder until Parent (x) has been duly notified of such assignment in a certificate to such effect executed by the Selling Stockholder, (y) has received such other certifications and other information as Parent may reasonably request of the Selling Stockholder and any assignees including with respect to compliance with applicable securities laws and (z) has received an executed joinder from the assignee to any applicable stockholders agreement of the Parent then in effect.

(e)    Contingent Merger Consideration Not Royalties. The Contingent Merger Consideration provided for pursuant to this Article II is provided as a result of bona fide difficulties in determining the present value of the Company. The Contingent Merger Consideration represents (and shall be reported by Parent as) additional consideration for the Company Common Stock and are not intended to be royalty payments.

(f)    Operations After the Effective Time. The Selling Stockholder acknowledges that (i) following the Effective Time, Parent has the right to operate the business of the Surviving Corporation and pursue or not pursue development of the Products in any way that Parent deems appropriate in Parent’s sole discretion, (ii) Parent has no obligation to operate the Surviving Corporation or pursue development of the Products in order to achieve any Milestone or to maximize the amount of the Contingent Merger Consideration, (iii) the Contingent Merger Consideration is speculative and is subject to numerous factors outside the control of Parent, (iv) there is no assurance that the Selling Stockholder will receive any payments of Contingent Merger Consideration and Parent has not promised that any such Contingent Merger Consideration will be earned, (v) Parent owes no fiduciary duty to the Selling Stockholder, and (vi) the parties solely intend the express provisions of this Agreement to govern their contractual relationship. Notwithstanding the foregoing, Parent shall not take any action with the intent of avoiding achievement of a Milestone or payment of the Contingent Merger Consideration.

(g)    No Rights as Stockholder Attributable to Contingent Merger Consideration. The contingent right to receive Contingent Merger Consideration pursuant to this Agreement (i) will not be represented by any form of certificate or instrument; (ii) do not give the Selling Stockholder any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Parent Capital Stock; (iii) are not redeemable; (iv) may not be transferred or assigned by the Selling Stockholder except as provided in Section 2.7(d), and (v) do not entitle the Selling Stockholder to participate in the growth or earnings of Parent, except to the extent of the contingent rights of the Selling Stockholder to receive Contingent Shares upon the achievement of Milestones.

2.8.    Effect on Shares.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Common Stock:

(i)    each share of Company Common Stock held by Parent immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(ii)    each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled for no additional consideration; and

(iii)    each share of Company Common Stock held by the Selling Stockholder immediately prior to the Effective Time shall be converted into the right to receive the aggregate Merger Consideration, including the Upfront Shares and the Contingent Merger Consideration.

(b)    Immediately following the Effective Time, all shares of Company Common Stock held by the Selling Stockholder shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and the Selling Stockholder shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive the Merger Consideration as provided herein.

(c)    No fractional shares of Parent Capital Stock shall be issued as part of the Merger Consideration, including as part of the Contingent Merger Consideration. In lieu of any such fractional share of Parent Capital Stock, the Selling Stockholder will be entitled to receive a cash payment in an amount, rounded down to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Capital Stock multiplied by (ii) the Applicable Value Per Share or the applicable FMV used to determine the shares of Parent Capital Stock issued in such instance as provided herein.

(d)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

2.9.    Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as it is required by Law to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger Consideration. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may be. Parent or the Surviving Corporation, as the case may be, shall pay over to the appropriate Governmental Entity all amounts withheld under this Section 2.9. The Surviving Corporation and the Parent shall provide the Selling Stockholder with written evidence of the payment of any withholding Tax. The Surviving Corporation and the Parent shall notify the Selling Stockholder in advance of making any such deduction or withholding under this Section 2.9 and shall cooperate in good faith to allow the Selling Stockholder to claim an available exemption from or reduction of such withholding Taxes.

2.10.    Surrender of Certificates. At the Closing, the Selling Stockholder shall deliver to Parent or its designee any and all stock certificates representing the Option Shares, free and clear of Encumbrances except those described in Section 3.2, duly endorsed for transfer, together with such other documents, instruments and agreements related thereto, as Parent may reasonably request in order to effect the issuance of the Merger Consideration. At Parent’s request, the Selling Stockholder shall also deliver a certificate satisfactory to Parent that all duties, taxes and other impost payable in respect of the delivery of the Option Shares have been paid by the Selling

Stockholder. The stock certificate(s) so surrendered shall be canceled. Following the Effective Time, until so surrendered, each outstanding stock certificate that, prior to the Effective Time, represented Option Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration as provided in Section 2.7.

2.11.    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of Parent, the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.12.    No Liability. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation nor any party hereto shall be liable for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.13.    Tax Purposes. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(2)(D) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement shall not take or cause to be taken any action which would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and shall comply with the requirements of Treasury Regulations Section 1.368-3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder represents and warrants to each of Parent and Merger Sub as follows:

3.1.    Due Authorization. The Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by the Selling Stockholder of this Agreement have been approved by all requisite action on the part of the Selling Stockholder. The Selling Stockholder has approved the Merger by a valid written consent, and such consent and approval has not been rescinded and will not be rescinded. This Agreement constitutes a valid and legally binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All action has been taken, or will be taken prior to the Effective Time, that is necessary to authorize this Agreement on behalf of the Selling Stockholder.

3.2.    Title. The Selling Stockholder has full legal, record and beneficial title to the Option Shares, free and clear of all liens, encumbrances, security interests, pledges, claims (pending or threatened), charges, options, rights of first offer or refusal, put rights, call rights, commitments, understandings or obligations, whether written or oral, or other interests of third parties, or restrictions on transfer or voting rights (collectively, “Encumbrances”), other than (a) those imposed by or in favor of Parent, (b) any restrictions on transfer under the Securities Act of 1933 (the “Securities Act”) or under applicable state securities laws, (c) the provisions of the Option Agreement, or (d) as set forth in the Certificate of Incorporation or Bylaws of the Company or in the Stockholders Agreement by and between Parent and the Selling Stockholder dated October 4, 2016 (the “Stockholders Agreement”).

3.3.    No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in (a) any violation of, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, or require any consent of or notice to any Person pursuant to, any term or provision of, or any right of termination, cancellation or acceleration arising under, any contract to which the Selling Stockholder is a party, (b) any violation of any order or law applicable to the Selling Stockholder, or (c) the imposition or creation of any lien or other Encumbrance upon or with respect to any of the Option Shares or on any assets of the Selling Stockholder (other than as provided in clauses (a) through (d) of Section 3.2).

3.4.    Accredited Investor. The Selling Stockholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

3.5.    Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other entity, individual or other Person is required for the valid authorization, execution, delivery and performance by the Selling Stockholder of the Agreement and the consummation of the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Delaware Secretary of State.

3.6.    Litigation. There is no pending or threatened investigation, action, suit, arbitration, or other proceeding, nor is there any basis for any such proceeding, against the Selling Stockholder that (i) arises from, or affects, the Option Shares or (ii) otherwise involves this Agreement or the transaction contemplated herein.

3.7.    Statements True, Correct and Complete. The statements made by the Selling Stockholder herein are true and correct in all respects and do not omit any fact required by the terms hereof to be stated or to be necessary to make such statements not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Selling Stockholder as follows:

4.1.    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

4.2.    Authority.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, and any other agreements,

certificates or documents contemplated hereby (collectively, the “Related Agreements”) to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. All action has been taken, or will be taken prior to the Closing, that is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(b)    This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

4.3.    No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) any material Law applicable to Parent or Merger Sub.

4.4.    Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, notices required by the DGCL and filings required under applicable securities Laws.

4.5.    Valid Issuance. The Upfront Shares and Contingent Shares to be issued to the Selling Stockholder hereunder as part of the Merger Consideration will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, any stockholders agreement of Parent in effect at the time of issue, and Encumbrances created by or imposed by the Selling Stockholder.

4.6.    Litigation. There is no Proceeding pending, or to Parent’s knowledge currently threatened, (i) that questions the validity of this Agreement and the Related Agreements or the right of Parent or Merger Sub to enter into them, or to consummate the transactions contemplated by this Agreement and the Related Agreements; or (ii) that would reasonably be expected to result in, either individually or in the aggregate, a Parent Material Adverse Event.

4.7.    Sufficiency of Shares. Parent shall at all times maintain a sufficient reserve of authorized but unissued shares of Parent Capital Stock necessary to deliver to the Selling Stockholder the Upfront Shares and the Contingent Shares in full as provided herein.

4.8.    Most Recent Equity Price. $10.00 is the per share price for Parent Capital Stock issued in Parent’s most recently completed Third-Party Equity Financing as of the date of the Option Agreement.

ARTICLE V

CERTAIN COVENANTS

5.1.    Stockholder Approval. Concurrently with the execution and delivery of this Agreement by the parties hereto, each of Parent and the Selling Stockholder has executed and delivered a written stockholder consent authorizing and approving the Merger and the Merger Agreement. The Company Board has approved this Agreement and declared its advisability, and unanimously recommended that Parent and the Selling Stockholder vote in favor of and adopt and approve this Agreement.

5.2.    Publicity. Neither party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other party, except as required by applicable law or stock exchange rule.

5.3.    Conditions to the Merger; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; and (d) at the reasonable request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1.    Conditions to the Obligations of the Selling Stockholder. The obligations of the Selling Stockholder to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Selling Stockholder:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date).

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with its covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c)    Closing Certificate. Parent shall have executed and delivered to the Company a certificate of Parent, executed by an appropriate officer of Parent, that each of the conditions set forth in Sections 6.1(a) and (b) has been satisfied in all respects.

(d)    Legal Action.    There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions.

(e)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

6.2.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties. The representations and warranties of the Selling Stockholder contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct as of such date).

(b)    Agreements and Covenants. The Selling Stockholder shall have performed or complied in all material respects with its covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c)    Closing Certificate. The Company shall have executed and delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company, that each of the conditions set forth in Sections 6.2(a) and (b) has been satisfied in all respects.

(d)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

ARTICLE VII

INDEMNIFICATION

7.1.    Indemnification by Selling Stockholder. The Selling Stockholder shall indemnify, defend and hold harmless Parent and the Company and their Affiliates and their respective officers, directors, employees, agents and representatives from any and all Losses arising out of, relating to or resulting from the following (collectively, “Selling Stockholder Indemnified Losses”): (a) any breach of a representation or warranty of the Selling Stockholder in this Agreement or the Option Agreement; or (b) any breach of any covenant of the Selling Stockholder contained in this Agreement or the Option Agreement. Notwithstanding any provision herein or in any of the agreements or arrangements contemplated hereby: (i) indemnification pursuant to this Section 7.1 shall be the sole and exclusive remedy of Parent and the Company and their Affiliates with respect to any and all Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any of Parent and the Company and their Affiliates may at any time suffer or incur, or become subject to, as a result of, or in connection with the Merger or the other transactions contemplated by this Agreement; and (ii) the cumulative indemnification obligations of the Selling Stockholder shall in no event exceed the Merger Consideration actually received by Selling Stockholder (or entitled to be received but for Parent’s or the Surviving Corporation’s proper exercise of their right to set-off pursuant to Section 2.7(c)) (the “Cap”); provided, however, that nothing shall limit the right to recovery of Parent and the Company and their Affiliates in respect of fraud.

7.2.    Indemnification by Parent. Parent shall indemnify, defend and hold harmless the Selling Stockholder and its Affiliates and their respective officers, directors, employees, agents and representatives from any and all Losses, arising out of, relating to or resulting from, (a) any breach of a representation or warranty of Parent contained in this Agreement or the Option Agreement, or (b) any breach of any covenant of Parent contained in this Agreement or the Option Agreement.

7.3.    Recovery of Losses; Set-Off Against Merger Consideration. To the extent the Selling Stockholder has not paid or reimbursed Parent in full for any Selling Stockholder Losses, Parent will have the right to reduce the amount of any payment of Merger Consideration by the amount of such Selling Stockholder Indemnified Losses as provided in Section 2.7(c).

7.4.    Procedures for Indemnification.

(a)    Third-Party Claims. Promptly after the assertion by any third party of any claim (a “Third-Party Claim”) against a party entitled to indemnification hereunder (the “Indemnified Party”) that, in the judgment of such Indemnified Party, may result in the incurrence of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement (“Indemnifiable Losses”), such Indemnified Party shall deliver to the party obligated to provide indemnification hereunder (the “Indemnifying Party”) a written notice describing in reasonable detail such Third-Party Claim (“Claim Notice”); provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent.

(b)    Opportunity to Contest. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Indemnifiable Losses that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of Claims Notice; provided, that the Indemnifying Party shall not have the right to assume the defense of the Third-Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief or (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to the first sentence of this Section 7.4(b), it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Indemnifiable Losses caused by or arising out of any settlement thereof in violation of the terms of this Agreement. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; and (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof), (B) any liability on the part of the Indemnified Party (or any Affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any Affiliate thereof).

(c)    In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third-Party Claim which the Indemnifying Party had the right to assume pursuant to Section 7.4(b), the Indemnified Party shall have the right, at the expense of the Indemnifying Party (provided the Indemnified Party is determined to be entitled to indemnification), to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party and obtaining the Indemnifying Party’s approval to the terms of the settlement (not to be unreasonably withheld), and the Indemnified Party may, to the extent permitted under Section 7.3, reduce the amount of any payment of Contingent Merger Consideration due hereunder by the amount of any Indemnifiable Losses incurred in connection with such settlement. If no settlement of such Third-Party Claim is made, the Indemnified Party may, if applicable, reduce the amount of any payment of Contingent Merger Consideration due hereunder by the amount of any Indemnifiable Losses arising out of any judgment rendered with respect to such indemnifiable claim. Any Indemnifiable Losses for which an Indemnified Party is entitled to indemnification hereunder shall, to the extent required under Sections 7.1 or 7.2, as applicable, be promptly paid as suffered, incurred or accrued. If the Indemnifying Party does not elect to assume the defense of a Third-Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(d)    In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third-Party Claim pursuant to Section 7.4(b), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim after giving written notice thereof to the Indemnifying Party and obtaining the Indemnifying Party’s approval (not to be unreasonably withheld), and the Indemnified Party may, to the extent permitted under Section 7.3, reduce the amount of any payment of Contingent Merger Consideration due hereunder by the amount of any Indemnifiable Losses incurred in connection with such judgment or settlement to which the Indemnified Party is entitled to indemnification. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third-Party Claim is made, the Indemnified Party may, to the extent permitted under Section 7.3, reduce the amount of any payment of Contingent Merger Consideration due hereunder by the amount of any Indemnifiable Losses arising out of any judgment rendered with respect to such claim. Any Indemnifiable Losses for which an Indemnified Party is entitled to indemnification hereunder shall, to the extent required under Sections 7.1 or 7.2, as applicable, be promptly paid as suffered, incurred or accrued.

7.5.    Remedies Cumulative. Except as provided in Section 7.1, the remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

7.6.    No Subrogation. Following the Closing, the Selling Stockholder shall not have any right of indemnification, contribution or subrogation against the Surviving Corporation with respect to any indemnification made by or on behalf of the Selling Stockholder hereunder.

7.7.    Release by Selling Stockholder. Effective at the Closing, the Selling Stockholder, on behalf of himself and his successors and assigns (collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Parent and the Surviving Corporation and their respective Affiliates, agents, representatives, directors, managers, officers and employees (together, the “Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Releasing Party ever had, now has, or ever may have, against any Released Party relating to or in connection with the Company, including in any Releasing Party’s capacity as a member, stockholder, direct or indirect securityholder of the Company or employee of the Company prior to the Closing and pursuant to any Agreement between any Releasing Party and a Released Party (as to each Releasing Party, such Releasing Party’s “Released Claims”); provided, however, that Released Claims shall not include, and the Selling Stockholder specifically reserves all rights related to, any claims pursuant to this Agreement, the Membership Interest Purchase Agreement by and between Parent and the Selling Stockholder dated October 4, 2016, or any Related Agreements. Effective as of the Closing, the Selling Stockholder agrees not to file or permit to be filed, any legal proceeding against any Released Party with any Governmental Entity or otherwise, with respect to any Released Claim of the Selling Stockholder. The Selling Stockholder has not assigned, and hereby covenants not to assign, any Released Claim. The Selling Stockholder is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Selling Stockholder, for himself and his other Releasing Parties, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Selling Stockholder otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by the Selling Stockholder to be true; and with such understanding and agreement, the Selling Stockholder expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

ARTICLE VIII

AMENDMENT AND WAIVER

8.1.    Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Selling Stockholder. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Selling Stockholder.

8.2.    Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Selling Stockholder, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission) or by .pdf attachment to email (with a copy to follow either personally, by commercial delivery service or by first class, registered or certified mail (return receipt requested), on the day of delivery; or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (iii) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    If to Parent or Merger Sub:

NantCell, Inc.

9920 Jefferson Blvd.

Culver City, CA 90232

Attention: Charles Kim

Email: ckim@nantworks.com

(b)    if to the Selling Stockholder, to:

Richard Kornbluth

5580 La Jolla Blvd Ste 76

La Jolla, CA 92037-7651

Email: rkornbluth@receptome.com

9.2.    Entire Agreement. This Agreement, together with the schedules and Exhibits hereto and thereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.3.    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.4.    Expenses. Each party shall pay its own expenses incident to this Agreement (including fees and expenses of brokers, investment bankers, attorneys, and other advisors), whether or not the Merger occurs.

9.5.    Successors and Assigns; Parties in Interest; Survival.

(a)    This Agreement shall be binding upon the Selling Stockholder and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and their respective successors and assigns (if any) of the foregoing.

(b)    Except as provided in Section 2.7(d), no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Parent may assign its rights and obligations hereunder (i) to an Affiliate following consummation of the Merger, so long as all Merger Consideration continues to be paid in shares of Parent Capital Stock as provided in this Agreement, or (ii) to the survivor or acquirer (or, if applicable, the parent of the survivor or acquirer) in connection with any merger, consolidation or sale of Parent or the sale of all or substantially all of the assets of Parent, in each case without the prior consent of Selling Stockholder. No assignment by Parent shall relieve Parent of its liability for performance of this Agreement or any obligation hereunder.

(c)    Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties, each Indemnified Party shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties. Except as set forth in this Section 9.5(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and permitted assigns, if any.

(d)    The representations and warranties of the parties herein shall survive the closing of the transactions contemplated by this Agreement and the Merger, regardless of any investigation made by or on behalf of any party, until the expiration of the applicable statute of limitations. An agreement by a party to close the transactions contemplated hereby shall not constitute a waiver of any rights such party may have arising out of any breach of any representation, warranty, or covenant contained in this Agreement or in the Option Agreement.

9.6.    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.7.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement, as the context may require.

(e)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than California.

9.9.    Dispute Resolution.

(a)    Arbitration. In the event of any dispute, claim, or controversy arising under, out of, or in connection with this Agreement, including as to the breach, performance, or interpretation of this Agreement or the rights, duties or liabilities of either party hereunder (a “Dispute”), the Dispute shall be referred for resolution by final, binding arbitration in accordance with the provisions of this Section. The arbitration shall be conducted by the American Arbitration Association (or any successor entity thereto) (“AAA”) under its rules of commercial arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator knowledgeable in the subject matter at issue in the Dispute and acceptable to both parties; provided, that the parties may by mutual agreement elect to have the arbitration conducted by a panel of three arbitrators (such single arbitrator or panel, the “Arbitrator”). The Arbitrator shall, if appropriate, engage an independent expert with experience in the subject matter of the Dispute to advise the Arbitrator.

(b)    Procedures. With respect to any Dispute referred to arbitration pursuant to this Section 9.9, the parties and the Arbitrator shall use all reasonable efforts to complete any such arbitration within three (3) months from the issuance of notice of a referral of any such Dispute to arbitration. The Arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided that the Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.

(c)    Decision Binding. The decision of the Arbitrator shall be the sole, exclusive, and binding remedy between them regarding the Dispute presented to the Arbitrator. Any decision of the Arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the Arbitrator shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision.

(d)    Venue; Costs. Unless otherwise agreed by the parties, the arbitration proceedings shall be conducted in Los Angeles, California. The parties shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrator, and the cost of the Arbitrator and administrative fees of AAA. Each party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(e)    Temporary Relief. Pending the selection of the Arbitrator or pending the Arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that party.

9.10.    Specific Performance. The Selling Stockholder acknowledges that the Option Shares covered hereby and the business of the Company are unique and that Parent will have no adequate remedy at law and may suffer irreparable damage if the Selling Stockholder fails to perform his obligations under this Agreement. Accordingly, the Selling Stockholder agrees that Parent shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Selling Stockholder shall fail, or threaten to fail, to perform any of his obligations under this Agreement. The Selling Stockholder waives, to the maximum extent allowed by Law, any requirement that Parent post any bond or other security as a condition of obtaining any such relief.

9.11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.12.    Time of the Essence. Time is of the essence of this Agreement.

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IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the date first written above.

NANTCELL, INC.

By:	/s/ Charles Kim
Name: Charles Kim Title: General Counsel

RECEPTOME ACQUISITION CORPORATION

By:	/s/ Charles Kim
Name: Charles Kim Title: General Counsel

RECEPTOME, INC.

By:	/s/ Charles Kim
Name: Charles Kim Title: General Counsel

SELLING STOCKHOLDER:

/s/ Richard S. Kornbluth
Richard S. Kornbluth, MD, PhD